UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2015 (October 14, 2015)

DGSE COMPANIES, INC.

(Exact name of Registrant as specified in its charter)

Nevada	1-11048	88-0097334
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

15850 Dallas Parkway, Suite 140

Dallas, Texas 75248

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, including area code: (972) 587-4049

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 14, 2015, the Board of Directors (the “Board”) of DGSE Companies, Inc. (“DGSE”) elected Douglas J. Lattner as a member of the Board effective immediately. Mr. Lattner was appointed by the Board to serve on the Compliance, Governance and Nominating Committee, the Compensation Committee and the Audit Committee. The Board also determined that Mr. Lattner is an “independent director” for purposes of NYSE MKT and Securities and Exchange Commission (“SEC”) rules and meets the other requirements of the NYSE MKT and the SEC for purposes of serving on the Compliance, Governance and Nominating Committee, the Compensation Committee and the Audit Committee.

Mr. Lattner is a retired Principal, Vice Chairman of Deloitte & Touche LLP and former Chairman and CEO of Deloitte Consulting LLP. In his 38 years with Deloitte Consulting LLP, Mr. Lattner assumed key leadership roles and served a variety of clients, primarily oil & gas, investor-owned utilities in the electric, gas, and telecommunications industries.

There is no arrangement or understanding pursuant to which Mr. Lattner was selected as a director of DGSE and there are no family relationships between Mr. Lattner and the other directors or executive officers of the Company. Since the beginning of DGSE’s last fiscal year, Mr. Lattner has not had any transactions or currently proposed transactions in which Mr. Lattner was or is to be a participant in amounts greater than $120,000 and in which any related person had or will have a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

By:	/s/ MATTHEW M. PEAKES
Matthew M. Peakes
Chief Executive Officer

Date:   October 14, 2015